EXHIBIT 5.1
McGuire, Craddock & Strother, P.C.
Attorneys And Counselors
3550 Lincoln Plaza
500 N. Akard
Dallas, Texas 75201
Telephone (214) 954-6800
Telecopier (214) 954-6868
     , 2006
Hallmark Financial Services, Inc.
777 Main Street
Suite 1000
Fort Worth, Texas 76102
     Re: Form S-1 Registration Statement (File No. 333-136414)
Gentlemen:
     This opinion is furnished to Hallmark Financial Services, Inc. (the “Company”) in connection with its filing of a Registration Statement on Form S-1 (File No. 333-136414) (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering of up to            shares (the “Shares”) of the Company’s common stock, $0.18 par value per share (the “Common Stock”), of which (i)            Shares (the “Company Shares”) will be issued and sold by the Company, and (ii) up to            Shares (the “Selling Stockholder Shares”) will be sold by a stockholder of the Company (the “Selling Stockholder”). The Selling Stockholder Shares include up to            Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Selling Stockholder. The Shares are to be sold by the Company and the Selling Stockholder to the several underwriters named in, and pursuant to, a purchase agreement among the Company, the Selling Stockholder and such underwriters (the “Underwriting Agreement”).
     In connection with this opinion, we have examined the Company’s Restated Articles of Incorporation and Restated By-Laws, the Registration Statement and such other documents as we have considered appropriate for purposes of this opinion. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to our opinion, on certificates and other inquiries of officers of the Company.
     We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.
     Based on the foregoing, we are of the opinion that: (i) the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, such Company Shares will be validly issued, fully paid and non-assessable; and (ii) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, MCGUIRE, CRADDOCK & STROTHER, P.C.